EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Intrusion, Inc.

We consent to incorporation by reference in Registration Statement No. 333-125816 on Form S-8 of Intrusion, Inc. of our report dated March 27, 2009 relating to the consolidated balance sheet of Intrusion, Inc. and subsidiaries as of December 31, 2008 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2008, which report is included in the December 31, 2009 Annual Report on Form 10-K of Intrusion, Inc.

KBA GROUP LLP

Dallas, Texas

June 16, 2010